Exhibit 16.1

March 21, 2023

Securities and Exchange Commission

Office of the Chief Accountant

100 F Street N.E.
Washington, D.C. 20549

Re: Shuttle Pharmaceuticals Holdings, Inc.

File Ref. No. 001-41488

We have read the statements made by Shuttle Pharmaceuticals Holdings, Inc., which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of Shuttle Pharmaceuticals Holdings, Inc. Form 8-K report dated March 21, 2023. We agree with such statements as they pertain to our Firm in such Form 8- K.

We have no basis to agree or disagree with any other statements of the Company contained in Item 4.01.

Sincerely,

BF Borgers CPA PC